Exhibit (j)(19) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Equity Funds:

We consent to the use of our reports dated December 23, 2015, with respect to the financial statements of Federated MDT Mid Cap Growth Strategies Fund, Federated Absolute Return Fund and Federated Managed Risk Fund, each a portfolio of Federated Equity Funds, as of October 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

s/KPMG

Boston, Massachusetts

December 23, 2015